Exhibit 10.2
CARIS LIFE SCIENCES, INC.
ANNUAL INCENTIVE PLAN
Section 1.PURPOSE
(a)The purpose of the Caris Life Sciences, Inc. Annual Incentive Plan (this “Plan”) is to attract, retain and motivate selected employees of Caris Life Sciences, Inc. (the “Company”) and its subsidiaries and affiliates (together, the “Company Group”) in order to promote the Company’s long-term growth and profitability.
Section 2.ADMINISTRATION
(a)This Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), unless otherwise determined by the Board. Notwithstanding anything to the contrary contained herein, the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, that in the case of employees who are “officers” of the Company as defined under Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (that is “executive officers” as defined under Rule 3b-7 under the Exchange Act, plus the “principal accounting officer” if such individual is not an “executive officer”), the Committee may not delegate any of its authority or administrative responsibility hereunder to any individual or individuals who are not members of the Committee. Further, notwithstanding anything to the contrary contained herein, from time to time, the Board may assume, at its sole discretion, full or partial responsibility for administration of this Plan. Any reference to the Committee in this Plan shall include the Committee’s authorized delegates and the Board, as applicable.
(b)The Committee shall have complete control over the administration of this Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Plan; (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering this Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4)); and (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan.
(c)The determination of the Committee on all matters relating to this Plan and any amounts payable hereunder shall be final, binding and conclusive on all parties. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under this Plan, whether or not any awards are the same or such persons are similarly situated.
(d) Indemnification. In addition to such other rights of indemnification as they may have as directors or members of the Committee, and to the extent allowed by applicable laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with this Plan or any Bonus paid under this Plan, and against all amounts paid by the Committee in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

Section 3.PERFORMANCE PERIOD
(a)This Plan shall operate for successive periods (each a “Performance Period”). The first Performance Period commenced on January 1, 2026 and terminated on December 31, 2026. Thereafter, each Performance Period shall be one or more full fiscal year and/or portions of fiscal years of the Company, as determined by the Committee.
Section 4.PARTICIPATION
(a)To be eligible to earn and receive a bonus under this Plan, individuals must be (i) employed by the Company Group during some or all of the Performance Period, (ii) designated for participation by the Committee or individuals acting under proper delegation by the Committee, and (iii) unless otherwise agreed by the Committee or individuals acting under proper delegation by the Committee, (and subject to any pro-ration for partial years of employment), employed by the Company Group on the Payment Date as defined below (each, a “Participant”). Except as provided below, the Committee, or individuals acting under proper delegation by the Committee, shall have the authority at any time during the Performance Period to remove Participants from or add Participants to this Plan for a Performance.
Section 5.BONUS AMOUNTS
(a)Each Participant shall be eligible for a bonus based upon the achievement of one or more performance measures selected by the Committee (a “Bonus”). The performance measures may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured in any manner determined by the Committee, including on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index. In addition, performance goals that may be used by the Committee may include, without limitation, one or more of the following: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, cost/expense management, shareholder return and/or value, stock price, return on invested capital, cash flow, customer attrition, productivity, product milestones or launches, employee metrics, individual performance, customer metrics, and quality metrics. Performance goals may be adjusted after their establishment in such manner as the Committee considers necessary or appropriate.
Section 6.PAYMENT OF BONUS AMOUNT
(a)Each Participant’s Bonus shall be payable in the discretion of the Committee in cash and/or an equity-based award of equivalent value (as determined by the Committee and subject to an equity award plan of the Company). Payment of Bonuses earned under this Plan will be as determined by the Committee in its sole discretion and is generally expected to occur in the first quarter immediately following the conclusion of the Performance Period(such date, the “Payment Date”). Any equity-based award shall be subject to such terms and conditions (including vesting requirements) as the Committee and any other administrator of the plan under which such equity-based award is granted may determine.
Section 7.GENERAL PROVISIONS
(a)Amendment, Termination, etc. The Board or the Committee may at any time and from time to time modify, alter, amend, suspend, discontinue or terminate this Plan (including, without limitation, any portion of the Plan or any terms and conditions established under the Plan with respect to any Performance Period), including in any manner that adversely affects the rights of Participants.
(b)Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void. In the event of a Participant’s death, amounts owed under this Plan to such Participant, if any, shall be paid in accordance with this Plan to a Participant’s estate.
(c)Plan Creates No Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company Group for the Performance Period or thereafter or affect any right which the Company Group may have to terminate such employment.
(d)Section 409A. If any provision of this Plan or any Bonus contravenes Section 409A of the Internal Revenue Code (“Section 409A”) or could cause a Participant to recognize income for United States federal tax purposes in respect of a Bonus prior to payment of the Bonus or to be subject to any tax or interest under Section 409A, such provision of this Plan or any Bonus may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to a Bonus that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A or cause a Participant to recognize income for United States federal tax purposes in respect of a Bonus prior to payment of the Bonus or to be subject to any tax or interest under Section 409A.
(e)Recoupment. All Bonuses granted under this Plan, shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules or regulations or any policy of the Company Group, in each case as enacted, adopted or modified from time to time.
(f)Severability; Entire Agreement. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
(g)Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
(h)Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate. Nothing in this Plan shall preclude or limit the ability of the Company Group to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted.